Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

FOR IMMEDIATE RELEASE

Protective Life Corporation Announces Notice of Redemption of 8.00% Senior Notes due 2024

BIRMINGHAM, Alabama (September 15, 2014) — Protective Life Corporation (NYSE: PL) (“Protective” or the “Company”) today announced that it has issued notice to redeem the entire $100,000,000 outstanding principal amount of the Company’s 8.00% Senior Notes due October 15, 2024 (NYSE: PLP) issued on October 9, 2009, CUSIP 743674 509 (the “Senior Notes”). Holders of the Senior Notes will receive on the redemption date the outstanding principal amount of the Senior Notes plus accrued and unpaid interest to the redemption date. Payment in respect of the redemption of the Senior Notes is expected to be made on October 15, 2014 (the “Redemption Date”).  Protective intends to fund the redemption of the Senior Notes from a draw under its revolving credit facility. The Senior Notes will no longer be outstanding after the Redemption Date, and other than the rights of holders to receive payment of the redemption amount of the Senior Notes, all rights with respect to the Senior Notes will cease to accrue on the Redemption Date.

ABOUT PROTECTIVE

Protective Life Corporation is headquartered in Birmingham, Alabama. The Company provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. It has annual revenues of approximately $4.0 billion and as of December 31, 2013 had assets of approximately $68.8 billion. For more information on Protective, please visit www.Protective.com.

Forward-Looking Statements

This press release includes “forward-looking statements” that may express expectations of future events and results, including statements regarding the Senior Notes, the related redemption, the intended funding of the redemption and the expected timing of the completion of the proposed redemption. All statements that express expectations for and results of future events rather than historical facts are forward-looking statements that may involve certain risks and uncertainties. Protective cautions that a number of risks, uncertainties and other factors could cause the Company’s actual results or events in the future to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, disruptions in political or economic conditions generally, or in the Company’s industry; the occurrence of any event, change or other circumstances that could prevent the Company from making a draw under its revolving credit facility to pay the redemption price; the Company’s continued ability to comply with the terms of the indenture governing the Senior Notes and applicable laws and regulations; the effects of the Company’s indebtedness and its compliance with the terms thereof. Additional factors that may cause results or events to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10—K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 28, 2014, under the heading “Item 1A—Risk Factors and Cautionary Factors that May Affect Future Results,” and in subsequent reports on Forms 10—Q and 8—K filed with the SEC by the Company. The Company may elect to update these forward-looking statements at some point in the future; however, it specifically disclaims any obligation to do so.

Contact:

Eva T. Robertson

Vice President, Investor Relations

(205) 268-3912